                                  Exhibit 10.1
                                 EXECUTION COPY

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                            ASSET PURCHASE AGREEMENT

                                  by and among

                        Superior Essex Communications LLC

                                  as Purchaser

                                       and

                          Belden Communications Company

                                       and

                              Belden (Canada) Inc.

                                    as Seller

                           Dated as of March 18, 2004

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                                TABLE OF CONTENTS

                          ARTICLE I CERTAIN DEFINITIONS

Section 1.1   Certain Definitions ........................................    1
Section 1.2   Interpretation .............................................    5

                     ARTICLE II SALE AND PURCHASE OF ASSETS

Section 2.1   Transfer of Assets .........................................    6
Section 2.2   Assumed Liabilities ........................................    7
Section 2.3   Purchase Price .............................................    8
Section 2.4   Inventory Adjustment .......................................    8
Section 2.5   Closing ....................................................    9
Section 2.6   Assumed Contracts; Additional Payment ......................   10
Section 2.7   Failure to Deliver Equipment ...............................   11
Section 2.8   Allocation of Purchase Price ...............................   11

              ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.1   Organization ...............................................   12
Section 3.2   Authority ..................................................   12
Section 3.3   No Conflict; Required Filings and Consents .................   12
Section 3.4   Permits; Compliance With Law ...............................   13
Section 3.5   Financial Information ......................................   14
Section 3.6   Absence of Certain Changes or Events .......................   14
Section 3.7   Title to and Condition of Conveyed Assets ..................   15
Section 3.8   Assumed Contracts ..........................................   15
Section 3.9   Inventory ..................................................   16
Section 3.10  Litigation .................................................   16
Section 3.11  Brokers ....................................................   16
Section 3.12  Taxes ......................................................   16
Section 3.13  Backlog ....................................................   17
Section 3.14  Business Records ...........................................   17
Section 3.15  Conveyed Intellectual Property .............................   17

             ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.1   Organization ...............................................   17
Section 4.2   Authority ..................................................   17
Section 4.3   No Conflict; Required Filings and Consents .................   18
Section 4.4   Litigation .................................................   18
Section 4.5   Brokers ....................................................   19

                                       i

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
                               ARTICLE V COVENANTS

Section 5.1   Conduct of the Business ....................................   19
Section 5.2   Access to Information; Confidentiality; Cooperation ........   19
Section 5.3   Appropriate Action; Consents; Filings ......................   21
Section 5.4   Further Assurances .........................................   22
Section 5.5   Tax Matters ................................................   22
Section 5.6   Publicity ..................................................   23
Section 5.7   Certain Provisions Relating to the Transfer ................   23
Section 5.8   Supplemental Disclosure ....................................   23
Section 5.9   Non competition ............................................   23
Section 5.10  Use of Retained Intellectual Property ......................   25
Section 5.11  Payments Following Closing .................................   25
Section 5.12  Monthly Financial Statements ...............................   25
Section 5.13  Product Warranty Claims ....................................   26
Section 5.14  Product Returns ............................................   26
Section 5.15  Pre Closing Inventory Production ...........................   26
Section 5.16  Key Seller Employees .......................................   26
Section 5.17  BB Communications Service Facility, LLC ....................   28
Section 5.18  Patent Licenses ............................................   28

                              ARTICLE VI CONDITIONS

Section 6.1   Conditions to Each Party's Obligations .....................   28
Section 6.2   Conditions to Obligation of Purchaser ......................   29
Section 6.3   Conditions to Obligation of Seller .........................   30

                      ARTICLE VII TERMINATION AND AMENDMENT

Section 7.1   Termination ................................................   30
Section 7.2   Effect of Termination ......................................   31
Section 7.3   Amendment ..................................................   31
Section 7.4   Extension; Waiver ..........................................   31

                     ARTICLE VIII SURVIVAL; INDEMNIFICATION

Section 8.1   Survival Period ............................................   32
Section 8.2   Indemnification ............................................   32
Section 8.3   Indemnification Procedures .................................   33
Section 8.4   Qualifications on Liability ................................   34

                                       ii

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
                            ARTICLE IX MISCELLANEOUS

Section 9.1   Notices ....................................................   35
Section 9.2   Descriptive Headings .......................................   36
Section 9.3   Counterparts; Facsimile Signatures .........................   36
Section 9.4   Entire Agreement ...........................................   36
Section 9.5   Fees and Expenses ..........................................   36
Section 9.6   Governing Law ..............................................   36
Section 9.7   WAIVER OF JURY TRIAL .......................................   37
Section 9.8   Assignment .................................................   37
Section 9.9   Parties in Interest ........................................   37
Section 9.10  Interpretation .............................................   37
Section 9.11  Severability ...............................................   37
Section 9.12  Bulk Sales Laws ............................................   38
Section 9.13  Guarantee by Belden Inc. ...................................   38
Section 9.14  Guarantee by Superior Essex Inc. ...........................   38

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

                  THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the 18th day of March, 2004, by and among Superior Essex Communications LLC, a Delaware limited liability company ("Purchaser"), Belden Communications Company, a Delaware corporation ("BCC"), and Belden (Canada) Inc., a Canadian corporation ("Belden Canada" and, together with BCC, "Seller").

                              W I T N E S S E T H:

                  WHEREAS, Purchaser has agreed to acquire from Seller, and Seller has agreed to sell to Purchaser, the Conveyed Assets (as hereinafter defined) on the terms and subject to the conditions set forth herein; and

                  WHEREAS, Purchaser has agreed to assume the Assumed Liabilities on the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

                  Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

                  "Affiliate" of a specified Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

                  "Asset Based Loan Agreement" shall mean the Credit and Security Agreement, dated as of October 9, 2003, by and among Belden Inc., Belden Technologies Inc., BCC, Belden Wire and Cable Company, Wachovia, N.A., US Bank, N.A and the lenders listed therein.

                  "Assumed Contracts" shall mean the contracts, agreements, purchase orders, arrangements, commitments (including forward copper purchase commitments) and understandings listed on Section 2.1(a)(iii) of the Seller Disclosure Letter.

                  "AT&T Licenses" shall mean (i) the Technology Transfer Agreement, dated as of October 6, 1995, between AT&T Corp., as Purchaser, and Cable Systems International Inc., as supplemented or amended through the date hereof, and (ii) the Bilateral Patent License Agreement, dated as of October 6, 1995, between AT&T Corp., as Purchaser, and Cable Systems International Inc., as supplemented or amended through the date hereof.

                  "BCC Bill of Sale" shall mean the bill of sale transferring to Purchaser all of BCC's right, title and interest in and to the Conveyed Assets, in the form of Exhibit A hereto.

                  "Belden Canada Bill of Sale" shall mean the bill of sale transferring to Purchaser all of Belden Canada's right, title and interest in and to the Conveyed Assets, in the form of Exhibit A 1 hereto.

                  "Business" shall mean Seller's North American telecommunications wire and cable business consisting of the manufacture, sale and distribution of the Products.

                  "Business Day" shall mean any day on which banks are not required or authorized to close in New York, New York or Atlanta, Georgia.

                  "CDT Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of February 4, 2004, among Cable Design Technologies Corporation, BC Merger Corp. and Belden Inc., as the same may be amended from time to time.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "control" (including the terms "controlled by" and "under common control with") shall mean, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of securities or as trustee or executor, by contract or credit arrangement or otherwise.

                  "Conveyed Intellectual Property" shall mean all patents, trademarks, trade names, service marks, copyrights, trade secrets, know how, manuals, confidential information and technology, any goodwill relating to any of the foregoing, and all rights to sue and recover damages or obtain injunctive relief for past and future infringement, misappropriation, violation, dilution or breach of any of the foregoing, in each case owned, leased or licensed and used by Seller primarily in connection with the Conveyed Assets described in
Section 2.1(a)(i) (iii), including any rights under the Patent Licenses to the extent provided by Section 5.18 (a list of which Conveyed Intellectual Property is set forth on Section 2.1(a)(iv) of the Seller Disclosure Letter).

                  "Estimated Closing Inventory Value" shall mean the aggregate value of the Inventory, net of any inventory reserves ("required inventory reserves"), as of the close of business on the Business Day that is three Business Days prior to the Closing Date, determined in accordance with the accounting principles set forth on Schedule 2.4 hereof.

                  "Equipment" shall mean certain machinery and equipment to the extent selected by Purchaser from the list of machinery and equipment set forth on Section 1.1 of the Seller Disclosure Letter and identified as such in writing to Seller no later than

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three Business Days prior to the Closing; provided, that, in no event shall
Purchaser have the right to select machinery and equipment with a net book value in excess of $35,000,000.

                  "GAAP" shall mean United States generally accepted accounting principles consistently applied.

                  "Governmental Entity" shall mean a domestic or foreign court, legislature, governmental agency, governmental commission, or a judicial or regulatory authority of any government.

                  "HSR Act" shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

                  "HSR Expiration Date" shall mean the date of the expiration or termination of the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby.

                  "Instrument of Assignment and Assumption" shall mean the instrument evidencing BCC's assignment to Purchaser of the Assumed Liabilities, in the form of Exhibit B hereto.

                  "Inventory" shall mean all inventories of the Products, including raw materials and finished goods; provided, that, in no event shall Purchaser have the right to any of the Inventory with a value as determined in accordance with Schedule 2.4 hereof in excess of $50,000,000; provided, however, that, in no event shall Inventory include any consignment raw material inventory.

                  "IRS" shall mean the Internal Revenue Service.

                  "Law" shall mean any foreign or domestic law, including the common law, statute, code, rule, regulation, ordinance, order, judgment, writ, injunction or decree.

                  "Lien" shall mean any lien, security interest, pledge, mortgage, claim, restriction, charge, hypothecation or other encumbrance of any nature whatsoever.

                  "Losses" shall mean any and all liabilities, obligations, losses, assessments, judgments, fines, damages, deficiencies, demands, claims, actions, causes of action, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable attorneys' fees and expenses and any amounts paid in investigation, defense or settlement of any of the foregoing), of any kind, manner or nature whatsoever, whether or not arising out of third party claims; provided, however, that consequential (including lost profits), exemplary, special, punitive and incidental damages shall be excluded.

                  "Material Adverse Effect" shall mean any fact, event, circumstance or condition (excluding general economic conditions) that has a material adverse effect, individually or in the aggregate, on the Business or the Conveyed Assets, taken as a

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whole, or the ability of Seller or any of their respective Subsidiaries to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

                  "Open Purchase Orders" shall have the meaning ascribed thereto in Item 14 of Section 2.1(a)(iii) of the Seller Disclosure Letter.

                  "Patent Licenses" shall mean the AT&T Licenses and the Windings License.

                  "Permits" shall have the meaning ascribed thereto in Section 3.4(a).

                  "Permitted Liens" shall mean Liens (i) for current Taxes or government assessments, charges or claims the payment of which is not yet due,
(ii) of carriers, warehousemen, mechanics, materialmen and other similar persons and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, or (iii) relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security.

                  "Person" shall mean any individual, group, corporation, partnership, limited liability company or other organization or entity.

                  "Pre Closing Production Period" shall mean the period from the HSR Expiration Date until the Closing Date.

                  "Products" shall mean (i) copper "outside plant" wire and cable and (ii) central office wire and cable sold under the "Bell Canada" contract as specified in Schedule P.

                  "Progistix" means Progistix Solutions Inc., a Canadian corporation.

                  "Purchaser Credit Facility" shall mean the Credit Agreement, dated November 10, 2003, by and among Purchaser, as a borrower, Essex Group, Inc., as a borrower, the financial institutions party thereto, as lenders, Fleet Capital Corporation, as collateral and administrative agent for the lenders, General Electric Capital Corporation, as syndication agent, and Fleet Securities Inc. and GECC Capital Markets Group, Inc., as co lead arrangers.

                  "Related Instruments" shall mean the BCC Bill of Sale, the Belden Canada Bill of Sale, the Instrument of Assignment and Assumption and the Transitional Services Agreement.

                  "Retained Intellectual Property" shall mean all of Seller's intellectual property other than the Conveyed Intellectual Property. For greater certainty, Retained Intellectual Property shall include all software (including Seller's SAP software) and the "Belden" name.

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                  "Seller Disclosure Letter" shall mean the disclosure letter delivered by Seller to Purchaser in connection with the execution of this Agreement.

                  "Seller's Knowledge" shall mean the knowledge, after reasonable investigation, of the following persons: C. Baker Cunningham; Richard Reece; Robert Matz; Warren Stout; Kevin Bloomfield; William Duckworth; Arthur Yaroch; John Gertie; Jeff Naeger; and Frank Brown.

                  "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

                  "Tax Return" shall mean any report, declaration, statement, return or other information filed in respect of Taxes, and any claims for refund of Taxes, including any amendments or supplements to any of the foregoing, with any taxing authority.

                  "Taxes" shall mean any and all taxes, levies or other like assessments, including, but not limited to, income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom, duty, sales, use, license, withholding, payroll, employment, capital stock and franchise taxes (including any fee, assessment or other charge in the nature of or in lieu of any tax), imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, any interest, penalties, additions to tax or additional amounts in respect of any of the foregoing (whether disputed or not), and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

                  "Transaction Taxes" shall mean any and all sales, transfer, filing, conveyance, recording, gross receipts, value added and similar Taxes imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, any interest, penalties, additions to tax or additional amounts in respect of any of the foregoing (whether disputed or not), and any transferee or secondary liability in respect of any of the foregoing (whether imposed by Law, contractual agreement or otherwise); provided, however, that such term shall not include (i) any use tax or (ii) general sales tax arising under the Canadian tax code.

                  "Transitional Services Agreement" shall mean the Transitional Services Agreement to be entered into as of the Closing Date among Purchaser and Seller in the form of Exhibit C hereto, together with all exhibits thereto.

                  "Windings License" shall mean that certain patent license agreement between Cable Systems International Inc. (now BCC) and Windings, Inc., as supplemented or amended through the date hereof.

                  Section 1.2 Interpretation. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; and
(d) the word "including" means "including without limitation."

                                   ARTICLE II

                           SALE AND PURCHASE OF ASSETS

                  Section 2.1 Transfer of Assets. (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase all of Seller's rights, title and interest in and to, the following assets, properties and rights, wherever located (collectively, the "Conveyed Assets"):

                           (i) the Inventory;

                           (ii) the Equipment;

                           (iii) all rights and interest as of the Closing in and to the Assumed Contracts;

                           (iv) the Conveyed Intellectual Property;

                           (v) all Permits, but only to the extent Seller is permitted to transfer such Permits; and

                           (vi) all books, records, files and papers ("Business Records") to the extent they contain information relating solely to the foregoing Conveyed Assets and, with respect to Business Records that primarily pertain to such Conveyed Assets, copies of all such Business Records. In the event Seller is required by Law to keep originals of any Business Records relating solely to the Conveyed Assets, Seller will provide copies of such materials to Purchaser. To the extent any Business Records are in a computer format, Seller will either provide hard copies or file transfers of such materials to Purchaser.

                           (b) Seller and their respective Affiliates shall
retain, and Purchaser shall not purchase from Seller and their respective Affiliates, any and all rights, properties and assets that are not included among the Conveyed Assets, including, without limitation: (i) any cash, cash equivalents, bank deposits or similar cash items of Seller or their respective Affiliates as of the Closing Date; (ii) all accounts receivable generated by sales of Seller or their respective Affiliates; (iii) rights (including rights of recovery) under the Assumed Contracts relating to the performance or non performance of such Assumed Contracts prior to the Closing; (iv) all rights of Seller under this Agreement and the Related Instruments; (v) any interests in any real estate; (vi) all machinery and equipment not otherwise set forth on
Section 1.1 of the Seller Disclosure Letter and all machinery and equipment set forth on Section 1.1 of the Seller Disclosure

Letter but not selected by Purchaser as part of the Equipment; (vii) all rights and interest in and to the Sales Incentive Agreement, dated September 26, 1997, between Lucent Technologies Inc. (now Avaya Inc.) and Cable Systems International Inc. (now BCC); (viii) any rights to refunds, rebates or abatements of any Taxes with respect to the Conveyed Assets that relate to any period ending on or prior to the Closing Date; (ix) any insurance policies of Seller or their respective Affiliates or rights thereunder or proceeds thereof;
(x) the Retained Intellectual Property; (xi) assets under any employee benefit or welfare plan or arrangement of Seller or any of their respective Affiliates;
(xii) all authorizations, licenses, permits, registrations, certificates, approvals and clearances of Governmental Entities not set forth in Section 3.4(a) of the Seller Disclosure Letter; (xiii) product approvals or certifications not included in the Conveyed Assets that are not in the name of Seller, are specific to Seller's facilities in Phoenix, Arizona or Fort Mill, South Carolina, or are not otherwise transferable; (xiv) any right, claim or cause of action of Seller or their respective Affiliates against third parties relating to the assets, properties, business or operations of the Business arising out of or relating to transactions occurring prior to the Closing; and
(xv) any Inventory in excess of $50,000,000 as determined under Section 2.4 (the rights, properties and assets expressly excluded from "Conveyed Assets" by this
Section 2.1(b) are referred to collectively as the "Excluded Assets").

                  Section 2.2 Assumed Liabilities. (a) In partial consideration of the sale of the Conveyed Assets to Purchaser, at the Closing, Purchaser shall assume, pay, perform, defend and discharge only the following liabilities and obligations of Seller and their respective Affiliates to the extent related to the Conveyed Assets, in each case only to the extent arising and relating solely to the period after the Closing (collectively, the "Assumed Liabilities"):

                           (i) all liabilities and obligations under the Assumed Contracts; and

                           (ii) all liabilities and obligations with respect to the Permits.

                  (b) Except as otherwise provided in Section 2.2(a), Seller and their respective Affiliates shall retain all, and Purchaser shall not assume, pay, perform, defend or discharge any, liabilities and obligations of Seller or any of their respective Affiliates of any and every kind whatsoever, whether disclosed, undisclosed, direct, indirect, absolute, contingent, secured, unsecured, accrued, known, unknown or otherwise, including (i) any liability or obligation under any Assumed Contract attributable to any breach by Seller of such Assumed Contract prior to the Closing Date, (ii) Seller's obligation to pay Bell Canada a reel deposit of $3,168,712, (iii) Seller's obligation to provide a retroactive price reduction for any period prior to the Closing Date if Seller is awarded the SBC wire contract and (iv) any rebates, allowances and other payments to customers to the extent based on sales during any period prior to the Closing Date, whether due before or after the Closing Date, pursuant to arrangements made by Seller (collectively, the "Excluded Liabilities").

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

                  Section 2.3 Purchase Price. In consideration for the sale of the Conveyed Assets, at the Closing, Purchaser shall pay to Seller a purchase price equal to the sum of $35,000,000 plus the Estimated Closing Inventory Value (the "Closing Purchase Price"). The Closing Purchase Price shall be payable in cash by wire transfer of immediately available funds to an account designated in writing by Seller at least two Business Days prior to the Closing Date. The "Purchase Price" shall include the Closing Purchase Price (as it may be adjusted pursuant to Section 2.4 and Section 2.7 below), any Additional Payment made by Purchaser to Seller pursuant to Section 2.6 below and Purchaser's assumption of the Assumed Liabilities pursuant to Section 2.2(a).

                  Section 2.4 Inventory Adjustment.

                           (a) On the Closing Date, Seller will commence, and
use its commercially reasonable efforts to promptly complete on the Closing Date, a physical count of the Inventory and, based on such physical count, will prepare and deliver to Purchaser, within a period of 30 days after the Closing Date, an inventory report (by part number, quantity and value) setting forth the aggregate value of the Inventory net of any required inventory reserves (the "Closing Inventory Report"), such value to be determined using the accounting principles set forth on Schedule 2.4 hereof. Purchaser may (at its own expense) have its own independent certified public accountants or internal auditors and quality personnel observe Seller's conduct of the physical count of the Inventory.

                           (b) Following receipt of the Closing Inventory
Report, Purchaser will have a period of 30 days to review the Closing Inventory Report. At or before the end of this review period, Purchaser will either (i) accept the Closing Inventory Report in its entirety, in which case the aggregate value of the Inventory net of any required inventory reserves will be deemed to be as set forth in the Closing Inventory Report, or (ii) deliver to Seller a reasonably detailed notice setting forth those items in the Closing Inventory Report that Purchaser disputes (the "Disputed Items"), in which case the aggregate value of the Inventory net of any required inventory reserves not affected by Disputed Items will be deemed to be as set forth in the Closing Inventory Report. Within a further period of 30 days from the end of Purchaser's review period, the parties will attempt to resolve in good faith any Disputed Items. Failing such resolution, any unresolved Disputed Items will be referred for final binding resolution to the Phoenix, Arizona office of PricewaterhouseCoopers LLP (the "Accounting Firm"). The aggregate value of Inventory net of any required inventory reserves affected by any unresolved Disputed Items will be deemed, in each case, to be as determined by the Accounting Firm in accordance with the accounting principles set forth on
Schedule 2.4 hereof within 30 days of such referral. The decision of the Accounting Firm will be non appealable and incontestable by Seller or Purchaser and will not be subject to collateral attack for any reason. The fees and expenses of the Accounting Firm shall be shared equally by Seller and Purchaser.

                           (c) Notwithstanding anything to the contrary in this
Section 2.4, the value of the Products at Progistix in the Closing Inventory Report will be based on Progistix's most recent virtual inventory of the Products, a copy of which shall be

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

attached to the Closing Inventory Report (the "Virtual Inventory"). Following Purchaser's receipt of the Closing Inventory Report, either party (at its own expense) shall have the right to confirm the Virtual Inventory by notifying the other party of its intention to do so within 30 days of receipt of the Closing Inventory Report. Seller shall use its commercially reasonable efforts to assist Purchaser in confirming such Virtual Inventory to the extent that Purchaser requires the cooperation of Progistix to do so, including assisting Purchaser and its representatives in auditing or otherwise examining the Virtual Inventory system of Progistix and permitting Purchaser and its representatives to observe any physical inventory count that occurs between the date hereof and the date of the final Closing Inventory Report. If the confirming party disputes the Virtual Inventory (the "Disputing Party"), then within a further period of 30 days from receipt of the Disputing Party's notice, the parties will attempt to resolve the dispute in good faith. Failing such resolution, the Virtual Inventory will be referred for final binding resolution to the Accounting Firm. The aggregate value of the Virtual Inventory will be deemed to be as determined by the Accounting Firm in accordance with the accounting principles set forth on
Schedule 2.4 hereof within the later of 30 days of (x) such referral or (y) the earliest time at which the Accounting Firm is granted access to Progistix to determine the value of the Inventory at Progistix. The decision of the Accounting Firm will be non appealable and incontestable by Seller or Purchaser and will not be subject to collateral attack for any reason. The fees and expenses of the Accounting Firm shall be shared equally by Seller and Purchaser.

                           (d) If the aggregate value of the Inventory
(including the Virtual Inventory) net of any required inventory reserves is finally determined to be less than the Estimated Closing Inventory Value, then, promptly (and in any event within two Business Days) after Purchaser's acceptance of the Closing Inventory Report in its entirety or the resolution of all unresolved Disputed Items, Seller will pay the amount of such difference to Purchaser by wire transfer of immediately available funds to an account designated in writing by Purchaser. If the aggregate value of the Inventory (including the Virtual Inventory) net of any required inventory reserves is finally determined to be greater than the Estimated Closing Inventory Value, then, promptly (and in any event within two Business Days) after Purchaser's acceptance of the Closing Inventory Report in its entirety or the resolution of all unresolved Disputed Items, Purchaser will pay the amount of such difference to Seller by wire transfer of immediately available funds to an account designated in writing by Seller; provided, however, that, in no event shall the aggregate value of the Inventory net of any required inventory reserves, as finally determined, exceed $50,000,000. To the extent the aggregate value of such Inventory net of any required inventory reserves exceeds $50,000,000, the excess shall be retained by Seller (or, if already delivered to Purchaser, promptly returned to Seller at Seller's expense) and Seller may dispose of this excess (and any Inventory included in the inventory reserve that is retained by Seller) in the ordinary course of business notwithstanding anything to the contrary contained in Section 5.9 hereof.

                  Section 2.5 Closing. (a) The consummation of the transactions contemplated by this Agreement (the "Closing") will take place on a date determined by Purchaser, upon at least three Business Days' notice to Seller, but not later than 30 days after the HSR Expiration Date, at 10:00 a.m. (New York City time), at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, or at such other time and place as shall be mutually agreed upon by the parties. The date on which the Closing occurs is referred to herein as the "Closing Date."

                           (b) At the Closing, Seller shall deliver or cause to
be delivered to Purchaser the following: (i) a duly executed BCC Bill of Sale;
(ii) a duly executed Belden Canada Bill of Sale; (iii) a duly executed Instrument of Assignment and Assumption; (iv) evidence of the release of all Liens on the Conveyed Assets, in form and substance reasonably satisfactory to Purchaser; (v) a duly executed Transitional Services Agreement; and (vi) such other documents as may be reasonably requested by Purchaser to vest in Purchaser good title to the Conveyed Assets and otherwise in connection with the consummation of the transactions contemplated hereby (including all required third party consents under the Assumed Contracts that are obtained prior to the Closing).

                           (c) At the Closing, Purchaser shall deliver or cause
to be delivered to Seller the following: (i) cash in the amount of the Closing Purchase Price by wire transfer of immediately available funds; (ii) a duly executed BCC Bill of Sale; (iii) a duly executed Belden Canada Bill of Sale;
(iv) a duly executed Instrument of Assignment and Assumption; and (v) a duly executed Transitional Services Agreement.

                  Section 2.6 Assumed Contracts; Additional Payment.

                           (a) Nothing in this Agreement, nor the consummation
of the transactions contemplated hereby, shall be construed as an attempt or agreement to assign to Purchaser any Assumed Contract that by its terms or by Law is nonassignable without the consent of a third party or a Governmental Entity, unless and until such consent shall have been obtained. From and after the date hereof, Seller shall use commercially reasonable efforts and shall cooperate with Purchaser to the extent requested by Purchaser to obtain any such necessary consents on or prior to the Closing Date and, to the extent that such consents are not obtained, use commercially reasonable efforts to provide Purchaser with the benefits of such Assumed Contracts under reasonable and lawful arrangements. Except as otherwise specifically set forth in this Agreement, Seller will have no obligation under this Section 2.6 or Section 5.18 to make any payment or incur any costs (other than immaterial costs in connection with the exercise of commercially reasonable efforts under this
Section 2.6(a) or Section 5.18).

                           (b) For purposes of this Section 2.6, each of the
Assumed Contracts (other than the Open Purchase Orders) shall have the relative weighting determined by mutual agreement of the parties hereto during the Pre Closing Production Period, with the relative weighting of an Assumed Contract being equal to the number (expressed as a percentage) obtained by dividing the revenues derived from such Assumed Contract for the trailing 12 month period by the revenues derived from all Assumed Contracts for the trailing 12 month period (the relative weighting of each such Assumed Contract is hereinafter referred to as its "Assigned Weighting"). On the date that is nine months after the Closing Date (or, if such date is not a Business Day, then on the next succeeding Business Day), Purchaser will pay to Seller, by wire transfer of immediately available funds, an amount equal to the product of (i) $10,000,000 multiplied by (ii) the Assigned Weightings of all Assumed Contracts under which Purchaser has received the full economic benefit (as defined below), whether such Assumed Contracts have been duly and validly assigned to Purchaser or such benefits have been provided through other reasonable and lawful arrangements (such payment, the "Additional Payment"). As used in the preceding sentence, the term "full economic benefit" means that, with respect to the Products that are the subject of an Assumed Contract, the customer under such Assumed Contract purchases from Purchaser, during the nine month period following the Closing Date, at least 90% of all such Products (that are the subject of such Assumed Contract) purchased by such customer from any source during such nine month period. Notwithstanding the foregoing, if Purchaser's failure to receive the full economic benefit under any Assumed Contract is the result of Purchaser's failure to comply in all material respects with the terms of such Assumed Contract (including the customer delivery and quality requirements therein), Seller still will be entitled to the Additional Payment with respect to such Assumed Contract.

                           (c) Notwithstanding anything to the contrary
contained in this Agreement, to the extent that the full economic benefit of any Assumed Contract is not provided to Purchaser, Purchaser shall have no obligations pursuant to Section 2.2(a) with respect thereto.

                  Section 2.7 Failure to Deliver Equipment.

                  If any Equipment required to be delivered at the Closing is not made available to Purchaser by Seller as a result of loss, theft or for any other reason whatsoever (other than as a result of an intentional or willful breach of this Agreement) ("Undeliverable Equipment"), Purchaser may elect to either (i) reduce the Purchase Price by an amount equal to the net book value of the Undeliverable Equipment or (ii) select, with Seller's prior written approval (not to be unreasonably withheld or delayed), replacement equipment that performs similar functions as the Undeliverable Equipment ("Replacement Equipment"), whose aggregate net book value will be no greater than the aggregate net book value of the Undeliverable Equipment, which Replacement Equipment shall be deemed to be Equipment for all purposes of this Agreement. If Purchaser elects to purchase Replacement Equipment, and the aggregate net book value of the Replacement Equipment is less than the aggregate net book value of the Undeliverable Equipment, the Purchase Price shall be decreased by such difference. As long as Seller provides Purchaser with reasonable access to the Equipment and Inventory after Closing, Seller shall have no obligation to dismantle, package or deliver any Equipment or Inventory to Purchaser, absent any requirement to do so under the Transitional Services Agreement.

                  Section 2.8 Allocation of Purchase Price.

                  The Purchase Price will be allocated among the Conveyed Assets as set forth on a schedule to be delivered by Purchaser to Seller within 30 days after the Closing Date. Such allocation will be in accordance with Section 1060 of the Code and will be reasonably acceptable to Seller. The parties will file Tax Returns (and any other filings with the Internal Revenue Service) consistent with such allocation and shall not take any position which is inconsistent with such allocation.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  As of the date of this Agreement (except where a different date is indicated) and as of the Closing Date, and except as set forth in the Seller Disclosure Letter (as the same may be updated pursuant to Section 5.8), Seller represents and warrants to Purchaser as follows:

                  Section 3.1 Organization. BCC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Belden Canada is a corporation duly organized, validly existing and in good standing under the Laws of Ontario, Canada. Seller has the requisite corporate power and authority to own, lease, operate and transfer the Conveyed Assets.

                  Section 3.2 Authority. Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Related Instruments, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Related Instruments, the performance by Seller of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller and no other authorization of Seller or their respective stockholders (including Belden Inc.) is required to authorize the execution and delivery by Seller of this Agreement or the Related Instruments, the performance by Seller of their respective obligations hereunder and thereunder or the consummation of the transactions contemplated hereby or thereby. This Agreement has been validly executed and delivered by Seller and (assuming the due authorization, execution and delivery of this Agreement by Purchaser) constitutes, and each Related Instrument upon execution and delivery by Seller (assuming the due authorization, execution and delivery of each Related Instrument by Purchaser to the extent Purchaser is a party thereto) will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency, moratorium and other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), including those pertaining to injunctive relief, specific performance and other equitable remedies).

                  Section 3.3 No Conflict; Required Filings and Consents. (a) Subject to Section 2.6(a) and except as set forth in Section 3.3(a) of the Seller Disclosure Letter, the execution and delivery by Seller of this Agreement and the Related Instruments do not, and the performance by Seller of their respective obligations under this Agreement and the Related Instruments will not, (i) conflict with or violate any provision of Seller's certificate of incorporation or Seller's bylaws, (ii) assuming that all consents, approvals, authorizations and permits described in
Section 3.3(b) have been obtained and that all filings and notifications described in Section 3.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate in any material respect any Law applicable to Seller or by which any of the Conveyed Assets is bound, or
(iii) assuming that all consents, approvals, authorizations and permits described in Section 3.3(b) have been obtained and that all filings and notifications described in Section 3.3(b) have been made and any waiting periods thereunder have terminated or expired, require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Assumed Contract or the CDT Merger Agreement, or result in the creation of a Lien on any Conveyed Asset.

                           (b) Subject to Section 2.6(a), the execution and
delivery by Seller of this Agreement and the Related Instruments do not, and the performance by Seller of their respective obligations under this Agreement and the Related Instruments will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or Person, except (i) as set forth in Section 3.3(b) of the Seller Disclosure Letter, (ii) for any filings as may be required under the HSR Act (and any associated consents, approvals, authorizations and permits) and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the performance or consummation of this Agreement or the Related Instruments by Seller.

                  Section 3.4 Permits; Compliance With Law. (a) Section 3.4(a) of the Seller Disclosure Letter sets forth a complete and correct list of all material authorizations, licenses, permits, registrations, certificates, approvals and clearances of Governmental Entities that are required to own, lease and operate the Conveyed Assets in the manner owned, leased or operated by Seller on the date hereof, other than those that are required to own, lease or operate the Conveyed Assets in Phoenix, Arizona, Fort Mill, South Carolina or Ontario, Canada (the "Permits"). Seller is in possession of all such Permits, and all such Permits are valid and in full force and effect in all material respects. Seller is not in violation in any material respect of any such Permit. No Governmental Entity has notified Seller in writing of its intent to revoke, cancel, terminate, rescind, suspend, refuse to renew in the ordinary course or modify any Permit, and no action or proceeding is pending for any such purpose.

                           (b) Seller's conduct of the Business has not and does
not conflict with or violate in any material respect (i) any Law by which any Conveyed Asset is bound or affected or (ii) any Permit. There are no outstanding notices of violations, orders, judgments, writs, injunctions or decrees of any Governmental Entity that apply to any of the Conveyed Assets that restrict the ownership, disposition, use or enjoyment of any of the Conveyed Assets or that otherwise seek to impose liability or obligations on Seller with respect thereto under applicable Law.

                  Section 3.5 Financial Information. Attached as Section 3.5 of the Seller Disclosure Letter are (i) the unaudited consolidated statement of operating results of Seller for the year ended December 31, 2003 (the "2003 Operating Results Statement") and (ii) the unaudited consolidated statement of operating results of Seller for the two fiscal month period ended February 22, 2004 (the "Interim Operating Results Statement" and, together with the 2003 Operating Results Statement, the "Operating Results Statements"). Each of the Operating Results Statements (including the related notes thereto) (x) was prepared in accordance with the books and records of Seller and in accordance with GAAP (except as may be indicated therein, in the notes thereto or in Section 3.5 of the Seller Disclosure Letter), (y) was used in the preparation of the consolidated statements of income of Belden Inc. for the corresponding periods, and (z) fairly presents the consolidated results of operations of Seller for the periods indicated, except that the Interim Operating Results Statement is subject to normal and recurring year end adjustments which are not expected to be material and the Operating Results Statements do not contain notes required by GAAP.

                  Section 3.6 Absence of Certain Changes or Events. Except as set forth in Section 3.6 of the Seller Disclosure Letter, since December 31, 2003, Seller (i) has operated the Business, as it relates to the Conveyed Assets, in the ordinary course and in a manner consistent with past practice,
(ii) has not suffered a Material Adverse Effect and (iii) has not:

                           (a) suffered, permitted or incurred the imposition of
any Lien (other than Permitted Liens and the Liens arising under the Asset Based Loan Agreement) upon any of the Conveyed Assets;

                           (b) sold, assigned, transferred, leased, subleased,
licensed, sublicensed or otherwise disposed of any of the Conveyed Assets (other than sales of Inventory in the ordinary course of business);

                           (c) suffered any destruction, damage or loss relating
to any of the Conveyed Assets, whether or not covered by insurance, which in the aggregate exceeds $250,000;

                           (d) terminated or amended in any material respect any
Assumed Contract (other than the Open Purchase Orders), or allowed any Assumed Contract (other than the Open Purchase Orders) to be cancelled other than (1) as a result of the expiration of an Assumed Contract in accordance with its terms or (2) where such cancellation was not attributable to any breach or default on the part of Seller;

                           (e) written up or written down the value of any
Inventory other than in the ordinary course of business;

                           (f) surrendered, revoked or otherwise terminated any
material Permit;

                           (g) incurred any Assumed Liabilities, other than in
the ordinary course of business;

                           (h) waived, cancelled, released, assigned or
otherwise disposed of any material claim or right relating to any of the Conveyed Assets; or

                           (i) agreed, whether in writing or otherwise, to do
any of the foregoing.

                  Section 3.7 Title to and Condition of Conveyed Assets. Except as set forth in Section 3.7 of the Seller Disclosure Letter, Seller has good title to, or holds by valid lease or license, all of the Conveyed Assets, free and clear of all Liens (other than Permitted Liens). Section 1.1 of the Seller Disclosure Letter contains a true and complete list of all machinery and equipment used by Seller in the conduct of the Business, except for (i) machinery and equipment used primarily to manufacture data cable and (ii) two group twinners previously identified by Seller. At the Closing, subject to
Section 2.6(a), Seller will transfer to Purchaser good title to, or a valid lease or license interest in, all of the Conveyed Assets, free and clear of all Liens (other than Permitted Liens). The Conveyed Assets are usable and are presently being used in the ordinary course of Seller's business. The tangible Conveyed Assets, other than Inventory, are in good and normal operating condition, normal wear and tear excepted. Notwithstanding the foregoing, it is understood that Seller makes no representation or warranty as to the value of any Inventory as that item will be addressed by the parties in determining any required inventory reserves pursuant to Section 2.4. No Subsidiary of either Seller has any rights, title or interest in or to any of the Conveyed Assets.

                  Section 3.8 Assumed Contracts. True and complete copies of all Assumed Contracts have been (or, in the case of the Open Purchase Orders, will be) delivered or made available to Purchaser. Except as set forth in Section 3.8(a) of the Seller Disclosure Letter, each of the Assumed Contracts (other than the Open Purchase Orders) is valid, binding and enforceable in accordance with its terms (except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies) on Seller and the other parties thereto and is in full force and effect. Neither Seller nor, to Seller's Knowledge, any other party thereto is in default in any material respect under any Assumed Contract (other than the Open Purchase Orders) (and no condition exists that, with notice or lapse of time or both, would become such a default by Seller or, to Seller's Knowledge, any such other party). Except as set forth in Section 3.8(b) of the Seller Disclosure Letter, none of the Assumed Contracts (other than the Open Purchase Orders) is currently being renegotiated. Except as set forth in Section 3.8(c) of the Seller Disclosure Letter, no party to any of the Assumed Contracts (other than the Open Purchase Orders) has made, asserted or, to Seller's Knowledge, has any defense, setoff or counterclaim under its Assumed Contract (other than the Open Purchase Orders) or has exercised any option granted to it to cancel, terminate or shorten the term of its Assumed Contract (other than the Open Purchase Orders). Section 3.8(d) of the Seller Disclosure Letter sets forth a true and complete list of all rebate, allowance, customer payment and other similar programs currently offered by Seller in respect of any Products sold under any of the Assumed Contracts (other than the Open Purchase Orders). Section 3.8(e) of the Seller Disclosure Letter sets forth a description (including the amounts) of all prepaid items under the Assumed Contracts

(other than the Open Purchase Orders). The aggregate amount payable to Seller under all Open Purchase Orders, net of freight costs, will exceed the aggregate value (determined in accordance with the accounting principles set forth on Schedule 2.4 hereof) of the Inventory to which such Open Purchase Orders relate by at least 10%.

                  Section 3.9 Inventory(i) . The values at which all Inventory is carried on the books and records of Seller reflect Seller's historical inventory valuation policy of stating such Inventory at the lower of cost (determined using the last in, first out method) or market value. The Inventory is, in all material respects, in good and merchantable condition and suitable and useable for the purposes for which it is intended.

                  Section 3.10 Litigation. Except as set forth in Section 3.10 of the Seller Disclosure Letter, there is no material suit, claim, action, proceeding or investigation pending or, to Seller's Knowledge, threatened against Seller in respect of any of the Conveyed Assets. There is no suit, claim, action, proceeding or investigation pending or, to Seller's Knowledge, threatened against Seller that challenges any of the transactions contemplated by this Agreement or the Related Instruments.

                  Section 3.11 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

                  Section 3.12 Taxes. Seller has timely filed all Tax Returns required to be filed with respect to Taxes pertaining, in whole or in part, to the Conveyed Assets. All such Tax Returns are true, correct and complete in all material respects, and Seller has duly paid all Taxes shown on such Tax Returns and has paid or made adequate provision for payment of all accrued but unpaid Taxes anticipated in respect of such Tax Returns. With respect to Taxes pertaining to the Conveyed Assets, Seller has not received notice from a taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by such jurisdiction. There are no Tax Liens upon any of the Conveyed Assets, except for Permitted Liens.

                  Section 3.13 Backlog. Section 3.13 of the Seller Disclosure Letter sets forth a true and complete schedule of (i) the aggregate amount of open purchase orders as of March 12, 2004 (the "Backlog Report") attributable to the Business and (ii) a breakdown of the Backlog Report according to delivery requirements into the following categories: past due; current month; next month; following month; following month and future.

                  Section 3.14 Business Records. Section 3.14 of the Seller Disclosure Letter contains a true and complete list of the Business Records that will be made available to Purchaser on the Closing Date pursuant to Section 2.1(a)(vi) hereof. The Business Records have been maintained in accordance with all applicable Laws.

                  Section 3.15 Conveyed Intellectual Property. Set forth on
Section 2.1(a)(iv) of the Seller Disclosure Letter is a true and complete list of all Conveyed Intellectual Property, including rights under any applications or registrations therefor, owned, leased or licensed and used by Seller primarily in connection with the Business. All registrations listed on Section 2.1(a)(iv) of the Seller Disclosure Letter are valid and subsisting. Seller has taken all steps reasonably necessary to maintain and protect such registrations, including in response to any action taken by any Governmental Entity. Except as set forth in Section 2.1(a)(iv) of the Seller Disclosure Letter, Seller does not license any of the Conveyed Intellectual Property from any Person and has not granted to any Person a license to use any of the Conveyed Intellectual Property. To Seller's Knowledge, there is no infringement or improper use by any third party of any of the Conveyed Intellectual Property. To Seller's Knowledge, the Business as presently conducted does not cause Seller to infringe or violate any intellectual property rights of any other Person, and Seller has not received any notice of a claim of such infringement. Seller has not received any notice that any of its rights in the Conveyed Intellectual Property has been declared unenforceable or otherwise invalid by any Governmental Entity.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to Seller as follows:

                  Section 4.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

                  Section 4.2 Authority. Purchaser has the requisite limited liability company power and authority to execute and deliver this Agreement and the Related Instruments, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Related Instruments, the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Purchaser and no other authorization of Purchaser or its members is required to authorize the execution and delivery by Purchaser of this Agreement or the Related Instruments, the performance by Purchaser of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby. This Agreement has been validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery of this Agreement by Seller) constitutes, and each Related Instrument upon execution and delivery by Purchaser (assuming the due authorization, execution and delivery of each Related Instrument by Seller to the extent Seller is a party thereto), will constitute, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency, moratorium and other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), including those pertaining to injunctive relief, specific performance and other equitable remedies).

                  Section 4.3 No Conflict; Required Filings and Consents. (a) The execution and delivery by Purchaser of this Agreement and the Related Instruments do not, and the performance by Purchaser of its obligations under this Agreement and the Related Instruments will not, (i) conflict with or violate any provision of Purchaser's certificate of formation or Purchaser's operating agreement, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and that all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate in any material respect any Law applicable to Purchaser or (iii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and that all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, require any consent or approval under, result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any material contract to which Purchaser is a party or by which Purchaser is bound.

                           (b) The execution and delivery by Purchaser of this
Agreement and the Related Instruments do not, and the performance by Purchaser of its obligations under this Agreement and the Related Instruments will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or Person, except (i) for any required consents under the Purchaser Credit Facility, (ii) for any filings as may be required under the HSR Act (and any associated consents, approvals, authorizations and permits) and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the performance or consummation of this Agreement or the Related Instruments by Purchaser.

                  Section 4.4 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against Purchaser that challenges any of the transactions contemplated by this Agreement or the Related Instruments.

                  Section 4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

                                    ARTICLE V

                                    COVENANTS

                  Section 5.1 Conduct of the Business(i). During the period from the date hereof through and including the Closing, except as otherwise expressly provided in this Agreement, or unless Purchaser shall otherwise consent in writing, Seller shall, and shall cause their respective Subsidiaries to, (x) operate the Business, as it relates to the Conveyed Assets, in the ordinary course and in a manner consistent with past practice and (y) subject to force majeure, reasonable wear and tear and sales of Inventory in the ordinary course of business, use their reasonable best efforts to preserve in all material respects the Conveyed Assets. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or the Transitional Services Agreement, during the period from the date hereof through and including the Closing, without the prior written consent of Purchaser, Seller shall not, and shall cause their respective Subsidiaries not to, directly or indirectly, take any action that would result in a breach of any representation or warranty set forth in Section 3.6.

                  Section 5.2 Access to Information; Confidentiality; Cooperation. (a) After the date hereof and prior to the Closing, Seller shall permit Purchaser and its authorized representatives to have reasonable access during normal business hours, upon reasonable prior notice to Seller, to Seller's properties (including the Equipment), books, records, contracts, commitments and personnel relating to the Conveyed Assets or the Assumed Liabilities, and Seller shall use reasonable best efforts to furnish promptly to Purchaser such information concerning the Conveyed Assets or the Assumed Liabilities as Purchaser may reasonably request; provided, however, that any such access shall be conducted in such a manner as not to unreasonably interfere with the operation of Seller's business. Notwithstanding the foregoing, (i) Seller need not disclose to Purchaser any information that would violate applicable Law or any confidentiality agreement or similar agreement or arrangement to which Seller is a party and (ii) Seller may redact such portions of its books and records that do not directly relate to the Conveyed Assets or the Assumed Liabilities. Seller may, as it deems reasonably necessary or advisable, designate any competitively sensitive information provided to Purchaser under this Section 5.2(a) as available to "outside counsel and retained experts only."

                           (b) Following the Closing, for so long as such
information is retained by Purchaser (which shall be for no less than the period of time that Purchaser customarily would retain similar information), Purchaser shall permit Seller and their respective authorized representatives to have reasonable access during normal business hours, upon reasonable prior notice to Purchaser, to the books, records and personnel relating to the Conveyed Assets or the Assumed Liabilities, to the extent that such access may be reasonably required (i) in connection with the preparation of Seller's accounting records or with any audits, (ii) in connection with the preparation of Seller's Tax Returns or with any Tax audits,
(iii) in connection with any suit, claim (including warranty claims in respect of any Equipment), action, proceeding or investigation relating thereto or (iv) in connection with any regulatory filing or matter; provided, that any such access shall be conducted in such a manner as not to unreasonably interfere with Purchaser's business, and provided, further, that Seller shall reimburse Purchaser promptly for all reasonable out of pocket costs and expenses incurred by Purchaser in connection with any such request. Notwithstanding the foregoing,
(i) Purchaser need not disclose to Seller any information that would violate applicable Law or any confidentiality agreement or similar agreement or arrangement to which Purchaser is a party and (ii) Purchaser may redact such portions of its books and records that do not directly relate to the Conveyed Assets or the Assumed Liabilities. Purchaser may, as it deems reasonably necessary or advisable, designate any competitively sensitive information provided to Seller under this Section 5.2(b) as available to "outside counsel and retained experts only."

                           (c) Seller agrees to provide, or to provide access
to, accounting work papers and to provide such management representation letters to Purchaser and Purchaser's accountants as Purchaser or Purchaser's accountants may reasonably request, and to otherwise reasonably cooperate with Purchaser and Purchaser's accountants, in connection with the preparation of any audited financial statements that may be required following the Closing; provided, that that Purchaser shall reimburse Seller promptly for all reasonable out of pocket costs and expenses incurred by Seller in connection with any such cooperation.

                           (d) Purchaser shall, and shall instruct its employees
to, at Seller's request, cooperate with Seller as may be reasonably required in connection with the investigation and defense of any suit, claim (including warranty claims in respect of any Equipment), action, proceeding or investigation relating to the Conveyed Assets that is brought against Seller or any of their respective Affiliates at any time after the Closing; provided, however, that Seller shall reimburse Purchaser promptly for all reasonable out of pocket costs and expenses incurred by Purchaser in connection with any such request.

                           (e) Seller shall, and shall instruct their respective
employees to, at Purchaser's request, cooperate with Purchaser as may be reasonably required in connection with the investigation and defense of any suit, claim (including warranty claims in respect of any Equipment), action, proceeding or investigation relating to the Conveyed Assets that is brought against Purchaser or any of its Affiliates at any time after the Closing; provided, however, that Purchaser shall reimburse Seller promptly for all reasonable out of pocket costs and expenses incurred by Seller in connection with any such request.

                  Section 5.3 Appropriate Action; Consents; Filings. (a) Subject to Section 5.3(c) hereof, Seller and Purchaser shall use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to: (i) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders required (A) to be obtained by Seller or Purchaser or any of their respective Affiliates to consummate the transactions contemplated by this Agreement or (B) to avoid any action or proceeding by any Governmental Entity in connection with the authorization, execution and delivery of this Agreement and to permit the consummation of the transactions contemplated hereby to occur as promptly as practicable; (ii) reasonably oppose, contest, appeal or otherwise seek to eliminate any impediment posed by any Governmental Entity that would delay or prevent the consummation of the transactions contemplated hereby; (iii) make all necessary filings, and thereafter make any other required submissions and any voluntary submissions that may support approvals by Governmental Entities, with respect to this Agreement required under applicable Law; and (iv) obtain all necessary consents, waivers, approvals and authorizations of third parties. Seller and Purchaser shall cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of all such documents to the non filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Seller and Purchaser shall have the right to review in advance, and, to the extent practicable and reasonable, each shall consult the other on, all the information relating to Seller or Purchaser, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. Seller and Purchaser may, as each deems reasonably necessary or advisable, designate any competitively sensitive information provided to the other under this Section 5.3(a) as available to "outside counsel and retained experts only." Such information shall be given only to outside counsel of the recipient. In addition, Purchaser and Seller may redact any information from such documents shared with the other party or its counsel that is not pertinent to the subject matter of the filing or submission.

                           (b) Without limiting Section 5.3(a), but subject to
Section 5.3(c), Purchaser and Seller shall use their respective reasonable best efforts to obtain, or to cause to be obtained, any consent, substitution, approval, authorization or amendment from, and to provide any notice to, applicable Governmental Entities and third parties required to assign or transfer any Conveyed Asset to Purchaser.

                           (c) Notwithstanding anything in this Agreement to the
contrary (including paragraphs (a) and (b) of this Section 5.3), neither Purchaser, Seller nor any of their respective Affiliates shall be required to commit to any divestitures, licenses or hold separate or similar arrangements with respect to its assets or conduct of business arrangements, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason.

                  Section 5.4 Further Assurances. From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices and other instruments, and take such further actions, as may be necessary or appropriate to assure fully to Purchaser, its successors and assigns all of Seller's rights, title and interest in and to the Conveyed Assets to be transferred to Purchaser under this Agreement and to otherwise make effective the assumption of the Assumed Liabilities by Purchaser and the other transactions contemplated hereby. Notwithstanding anything to the contrary contained herein, Seller will discharge, or cause to be discharged, all Permitted Liens promptly after they arise with respect to the Conveyed Assets, unless Purchaser otherwise consents in writing; provided, that Seller shall not be responsible for discharging any Lien with respect to the Conveyed Assets to the extent that such Lien arises after the Closing Date as a result of any action or omission by Purchaser or its assigns.

                  Section 5.5 Tax Matters. (a) Seller shall pay any and all Transaction Taxes imposed in connection with the transfer of the Conveyed Assets, the assumption of the Assumed Liabilities or the execution, delivery or performance of any of the Related Instruments, and shall file such applications and documents as shall permit any such Transaction Taxes to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedures.

                           (b) Purchaser shall pay (i) any general sales tax
(GST) arising under the Canadian tax code attributable to any of the Conveyed Assets and (ii) any use taxes arising from Purchaser's use of the Conveyed Assets from and after the Closing Date.

                           (c) Except as otherwise provided in Sections 5.5(a)
and (b) above, Seller shall pay all Taxes with respect to the Conveyed Assets, regardless of when due and payable, (i) with respect to all taxable periods ending on or prior to the Closing Date and (ii) with respect to all taxable periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such periods up to and including the Closing Date. After the Closing Date, all refunds of Taxes paid by Seller that are attributable to any such periods shall be for the account of Seller.

                           (d) Except as otherwise provided in Sections 5.5(a)
and (b) above, Purchaser shall pay all Taxes with respect to the Conveyed Assets, regardless of when due and payable, (i) with respect to all taxable periods beginning after the Closing Date and (ii) with respect to all taxable periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such periods commencing after the Closing Date. All refunds of Taxes paid by Purchaser that are attributable to any such periods shall be for the account of Purchaser.

                           (e) Within 90 days following the Closing Date,
Purchaser and Seller shall apportion among themselves any appropriately proratable Tax (other than Transaction Taxes) attributable to the Conveyed Assets, it being understood and agreed that Seller shall be responsible for any obligations and liabilities accrued or allocable to periods prior to the close of business on the Closing Date and Purchaser shall be responsible for any obligations and liabilities accruing or allocable to periods on and after such date and time. Based on such apportionment, Seller shall pay Purchaser, or Purchaser shall pay Seller, as the case may be, the amount of any such Tax determined in accordance with the foregoing. In the event that Seller and Purchaser cannot agree upon the apportionment to be made under this Section 5.5(e), Seller and Purchaser agree to refer such matter for determination to the Accounting Firm, and the determination of the Accounting Firm shall be final and binding on Seller and Purchaser. The fees and expenses of the Accounting Firm shall be shared equally by Seller and Purchaser.

                  Section 5.6 Publicity. Except as otherwise required by applicable Law or applicable stock exchange requirements, neither Purchaser nor Seller shall, and each of them shall cause their respective Affiliates, representatives and agents not to, issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by this Agreement without the express prior approval of the other party, which approval shall not be unreasonably withheld or delayed.

                  Section 5.7 Certain Provisions Relating to the Transfer. Except as otherwise provided in Section 2.6 or 2.7 hereof, in the event that record or beneficial ownership or possession of any Conveyed Asset has not been transferred to Purchaser on the Closing Date, Seller and Purchaser shall cooperate and shall use their reasonable best efforts to transfer, or cause to be transferred, from Seller to Purchaser such Conveyed Asset, and pending such transfer to Purchaser, Seller shall hold such Conveyed Asset and use its reasonable best efforts to provide to Purchaser all of the benefits and liabilities associated with the ownership and use of such Conveyed Asset and, accordingly, Seller shall cause such Conveyed Asset to be used or retained as may reasonably be instructed by Purchaser.

                  Section 5.8 Supplemental Disclosure. Seller shall have the right to update the Seller Disclosure Letter if it becomes aware of the existence or occurrence of any fact or condition (which fact or condition did not exist or occur on or prior to the date of this Agreement) that would cause or constitute a breach of any representation or warranty had any such representation or warranty been made as of the time of the existence, occurrence or discovery of such fact or condition ("Seller's Supplemental Disclosure"). Notwithstanding anything herein to the contrary, Seller's Supplemental Disclosure shall not affect any remedies available to Purchaser hereunder, and Purchaser shall not be deemed to waive any such remedies by virtue of the occurrence of the Closing.

                  Section 5.9 Non-competition

                           (a) From the Closing Date and for a period of five
years thereafter (the "Restricted Period"), Seller shall not (nor shall Seller cause or permit any of their respective Affiliates to), on its own behalf or on behalf of or in connection with any Person, directly or indirectly, in any capacity whatsoever, by or through any Person or otherwise, manufacture, sell or distribute any of the Products ("Competition") anywhere in the United States, Canada, Mexico or the Caribbean Basin (the "Restricted Territory"). For the avoidance of doubt, (i) except as otherwise expressly permitted by

Section 5.9(b) below, the following activities shall be prohibited by the immediately preceding sentence: directly or indirectly owning any interest in, managing, operating, joining, controlling, lending money or rendering financial or other assistance to or participating in or being connected with, as partner, stockholder, consultant or otherwise, any Person that engages in Competition in the Restricted Territory, (ii) Seller shall not be precluded from selling (or in the case of work-in-process, completing the manufacture thereof and thereafter selling) any Inventory existing on the Closing Date that Purchaser does not acquire pursuant to this Agreement, and (iii) Seller and their respective Affiliates shall not be precluded from manufacturing, selling or distributing central office wire and cable to customers other than Bell Canada.

                           (b) Nothing in this Section 5.9 shall prevent Seller
or their respective Affiliates from acquiring, directly or indirectly, shares in or the assets of any Person the ownership of which violates the provisions of paragraph (a) of this Section 5.9 ("Competing Business"), if Seller or its Affiliate shall cease to carry on or have such interest in the Competing Business or the Person carrying on the same within six months from completion of the relevant acquisition. Seller or its Affiliate shall not be obligated to cease to carry on the Competing Business or to dispose of such business or such interest within six months as so provided if such Competing Business or interest therein is acquired by Seller or its Affiliate as part of a larger acquisition, merger or consolidation (collectively, a "Transaction") and the value properly attributable to the Competing Business did not at the date of the Transaction amount to more than 15% of the value of the Transaction taken as a whole. Seller shall give Purchaser the opportunity to acquire any Competing Business before offering to sell such business to another party or parties; provided, however, that if Purchaser desires to acquire such business but the parties are unable to reach an agreement, then Seller may not offer such opportunity to any other party or parties on more favorable terms without first presenting such more favorable offer to Purchaser.

                           (c) The Restricted Period shall be extended by the
full length of any period during which Seller or any of their respective Affiliates is in breach of any of the terms of this Section 5.9.

                           (d) It is expressly understood, acknowledged and
agreed by Seller that the covenants set forth in this Section 5.9 constitute an essential element of this Agreement and that, but for such covenants, Purchaser would not have executed and delivered this Agreement nor be willing to perform the transactions contemplated herein.

                           (e) Without intending in any way to limit the
remedies available to Purchaser, Seller further acknowledges and agrees that if Seller or any of their respective Affiliates breaches or threatens to breach any of the covenants contained in this Section 5.9, Purchaser may seek injunctive relief (without being required to post bond or any other undertaking as a condition to obtaining such relief) in any court of competent jurisdiction to restrain the breach or the threatened breach of, or otherwise specifically to enforce, any of such covenants.

                           (f) The parties agree and intend that the covenants
contained in this Section 5.9 shall be construed as a series of separate covenants, one for each applicable county, state, country or province. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. It is understood and agreed that, whenever possible, each provision, term and covenant of this Section 5.9 shall be interpreted in such a manner as to be effective and valid under applicable Law.

                  Section 5.10 Use of Retained Intellectual Property.

                  Purchaser will, as promptly as practicable after the Closing Date, but in no event later than six months after the Closing Date, remove or obliterate all of Seller's Retained Intellectual Property that is affixed to any of the Conveyed Assets. Notwithstanding the foregoing, Purchaser shall be entitled (i) for a period of six months after the Closing Date, to use any signs, labels, shipping documents or other materials existing on the Closing Date in connection with the Conveyed Assets and (ii) to use any Inventory (including reels) that bears any of Seller's Retained Intellectual Property or any name, mark or logo similar thereto.

                  Section 5.11 Payments Following Closing.

                  If a payment is received by Seller or any of their respective Affiliates from any Person with respect to Inventory acquired by Purchaser under this Agreement and sold by Purchaser after the Closing, Seller shall forward such payment to Purchaser as promptly as practicable after receipt.

                  Section 5.12 Monthly Financial Statements.

                  With respect to each month prior to the Closing, Seller will prepare and deliver to Purchaser, within 20 days after the end of each such month, (i) an unaudited consolidated statement of net assets of Seller as of the last day of such month, (ii) an unaudited consolidated statement of operating results of Seller for such month (collectively, the "Monthly Condensed Financial Statements"), which Monthly Condensed Financial Statements shall be certified by the principal financial and accounting officer of Seller, and (iii) a reconciliation of the Inventory on hand as of the last day of such month to such statement of net assets (based on the value of such Inventory as determined in accordance with Schedule 2.4). Each of the Monthly Condensed Financial Statements (including the related notes thereto) (x) will be prepared in accordance with the books and records of Seller and in accordance with GAAP (except as may be indicated therein or in the notes thereto), and (y) will fairly present the consolidated net assets of Seller as of the last day of the applicable month and the consolidated results of operations of Seller for such month, except that the Monthly Condensed Financial Statements will be subject to normal and recurring year-end adjustments which are not expected to be material and will not contain notes required by GAAP.

                  Section 5.13 Product Warranty Claims.

                  Purchaser, without Seller's authorization, shall be responsible for negotiating, compromising and settling any warranty claim relating to any Product sold, shipped or manufactured by Seller prior to the Closing; provided, however, that Purchaser shall (i) give Seller prior notice of any warranty claim in excess of $10,000 and (ii) obtain Seller's prior authorization of the resolution of any warranty claim in excess of $50,000 (in which case Seller's authorization may not unreasonably be withheld). Seller will reimburse Purchaser for all commercially reasonable costs incurred by Purchaser in the replacement or repair of any non-conforming Product that is the subject of any such warranty claim within 30 days after receipt of Purchaser's invoice therefor. Seller shall provide reasonable assistance to Purchaser in connection with the resolution of any such warranty claim.

                  Section 5.14 Product Returns.

                  Purchaser, without Seller's authorization, shall be responsible for negotiating, compromising and settling any returns by customers of all Products sold, shipped or manufactured by Seller prior to the Closing and returned by customers after the Closing; provided, however, that Purchaser shall
(i) give Seller prior notice of any Product return in excess of $10,000 and (ii) obtain Seller's prior authorization of the resolution of any Product return in excess of $50,000 (in which case Seller's authorization may not unreasonably be withheld). Seller will reimburse Purchaser for all commercially reasonable costs (including return freight) incurred by Purchaser in the replacement of any returned Products within 30 days after receipt of Purchaser's invoice therefor.

                  Section 5.15 Pre-Closing Inventory Production.

                           (a) Within five Business Days after the commencement
of the Pre-Closing Production Period, Seller shall deliver to Purchaser written notice setting forth its current Inventory, by types and amounts, and backlog. Within five Business Days after Purchaser's receipt of such notice, Purchaser shall deliver to Seller written notice specifying its desired Inventory targets, and Seller shall use commercially reasonable efforts to meet such targets by the Closing; provided, however, that nothing herein shall prohibit Seller from producing Inventory in excess of such targets.

                           (b) During the Pre-Closing Production Period, Seller
shall provide Purchaser and its Affiliates with access rights in accordance with
Section 5.2(a) to the extent reasonably required for Purchaser to conduct inspections of the Inventory and to monitor manufacturing, production and any other processes related to the Conveyed Assets, including sampling and testing related thereto.

                  Section 5.16 Key Seller Employees.

                           (a) Within five Business Days after the commencement
of the Pre-Closing Production Period, Seller shall deliver to Purchaser written notice setting forth the names of all non-corporate plant employees that are then employed by Seller at its facilities in Phoenix, Arizona and Fort Mill, South Carolina, together with the then current daily rate and benefits rate (not to exceed 1.25) for each such employee and the period of time that Seller expects to continue to employ each such employee following the Closing (such period of time being hereinafter referred to as the "Employment Period"). The product of the then current daily rate and benefits rate for each such employee is hereinafter referred to as such employee's Daily Rate. Within five Business Days following Purchaser's receipt of such notice, Purchaser shall have the right, but not the obligation, to designate, by written notice to Seller, any such employees that Purchaser, in its sole discretion, deems critical to the Business or to the transfer, migration or integration of the Conveyed Assets (the "Key Seller Employees"), and such notice shall indicate Purchaser's acceptance of the Daily Rates for such Key Seller Employees. Purchaser shall have the right to use the Key Seller Employees beginning after the Closing Date for a period not to exceed their respective Employment Periods, and in any event not to exceed 180 days. The Key Seller Employees will remain at all times on Seller's payroll, but Purchaser shall reimburse Seller within 30 days after receipt of Seller's invoice therefor, an amount for each of the Key Seller Employees equal to the product of such Key Seller Employee's Daily Rate adjacent to such Key Seller Employee's name on Seller's initial notice to Purchaser under this Section 5.16, multiplied by the number of days that such Key Seller Employee devoted to providing service to Purchaser under this Section 5.16. Notwithstanding anything herein to the contrary, Purchaser acknowledges that Key Seller Employees may, in their discretion, resign from their employment with Seller at any time. If Seller becomes aware that any Key Seller Employee intends to resign, Seller promptly shall notify Purchaser.

                           (b) Seller represents, warrants, covenants and agrees
that the transfer, migration and integration and other services provided by the Key Seller Employees pursuant to this Section 5.16 shall be provided with the same degree of effort, diligence, skill and care as such Key Seller Employees currently employ in the conduct of the Business ("Seller's Standards"). However, Seller is not in the business of providing these services and does not guarantee that Purchaser will achieve any particular results from its use of the Key Seller Employees pursuant to this Section 5.16. In connection with the performance of such services and in the absence of fraud, gross negligence, recklessness, willful misconduct or violation of law, Purchaser shall be responsible for only such liabilities that are directly attributable to any action or omission by any Key Seller Employee taken, or not taken, at the express direction of Purchaser or its Affiliates. Purchaser agrees that its and its Affiliates' sole remedy, and Seller's and their respective Affiliates' liability, with respect to the services provided by the Key Seller Employees pursuant to this Section 5.16 will be the reperformance of any services not substantially performed or provided in accordance with Seller's Standards; provided, however, that, if and only if the reperformance of any such services will not satisfy any losses arising hereunder, Seller shall be liable therefor subject to the limitations contained herein. Seller hereby disclaims, on behalf of themselves and their respective Affiliates, to the fullest extent permitted by law and except as expressly set forth in the first sentence of this Section 5.16(b), all representations and warranties of any kind whatsoever regarding the services provided by the Key Seller Employees pursuant to this Section 5.16, whether express, implied or statutory, including with respect to availability, accuracy or response time. To the maximum extent permitted by applicable law and notwithstanding any provision of this Agreement to the contrary, neither party nor any of their respective Affiliates shall be liable for any consequential (including lost profits), exemplary, special, punitive or incidental damages in connection with the transfer, migration or integration or other services provided under this
Section 5.16.

                           (c) During the Pre-Closing Production Period,
Purchaser shall have the option, but not the obligation, to offer employment to any employee of Seller engaged in the Business after first obtaining permission from Seller to extend any such offer; provided, however, that the terms and conditions of any such offer shall be determined by Purchaser in its sole discretion.

                  Section 5.17 BB Communications Service Facility, LLC.

                  At Purchaser's election, Seller shall either (i) cause its entire membership interest, together with all associated rights, in BB Communications Service Facility, LLC d/b/a Echelon LLC ("Echelon") to be assigned and transferred to Purchaser at the Closing, in which case such interest shall be deemed to be included in the Conveyed Assets, or (ii) cause Echelon to be dissolved as promptly as practicable following the Closing, in each case to the extent permitted by the agreement of limited liability company of Echelon and applicable Law.

                  Section 5.18 Patent Licenses.

                           (a) Promptly following the date hereof, Seller and
Purchaser shall cooperate in good faith to determine which rights contained in the Patent Licenses are necessary and/or useful for Purchaser to make, use or sell the Products in connection with the Conveyed Assets. Upon such determination, Seller shall use commercially reasonable efforts to obtain all necessary consents and approvals under the Patent Licenses to allow Seller to assign and transfer such rights to Purchaser at the Closing, and to the extent that such consents and approvals are so obtained, such rights shall constitute part of the Conveyed Intellectual Property (it being understood that any rights under the Patent Licenses that are not so assigned shall remain with Seller).

                           (b) Upon Seller's request and at Seller's expense,
Purchaser shall grant Seller and its Affiliates a worldwide, royalty-free license to use the patents included in the Conveyed Intellectual Property to make, use and sell products, subject to Section 5.9.

                                   ARTICLE VI

                                   CONDITIONS

                  Section 6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                           (a) There shall not be in effect any Law or other
action of any Governmental Entity that makes illegal, enjoins or prevents the consummation of the transactions contemplated by this Agreement.

                           (b) The waiting period under the HSR Act applicable
to the consummation of the transactions contemplated hereby shall have expired or been terminated.

                           (c) The financing contemplated by the letter attached
hereto as Exhibit E shall have been consummated, substantially in accordance with the terms set forth on Exhibit E, by no later than April 30, 2004.

                           (d) Seller shall have engaged in any decision
bargaining required by applicable Law in connection with the transactions contemplated hereby, and such decision bargaining process shall have been completed to the reasonable satisfaction of Purchaser and Seller; provided, that Seller shall use its reasonable best efforts to conclude such decision bargaining process within 30 days after the date hereof.

                           (e) Seller shall have received a consent or waiver,
the form of which is reasonably satisfactory to Purchaser and Seller, required to consummate the transactions contemplated hereby from the lenders under its Asset-Based Loan Agreement.

                  Section 6.2 Conditions to Obligation of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, by Purchaser:

                           (a) The representations and warranties of Seller
contained in Article III of this Agreement that are qualified by reference to materiality or Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of Seller contained in Article III of this Agreement that are not so qualified shall be true and correct in all material respects, at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in each case without giving effect to Seller's Supplemental Disclosure;

                           (b) Seller shall have performed or complied with all
agreements and covenants required to be performed or complied with by Seller under this Agreement at or prior to the Closing;

                           (c) Purchaser shall have received from Seller a
certificate, dated the Closing Date, duly executed by an executive officer of Seller, to the effect of Section 6.2(a) and Section 6.2(b) above;

                           (d) Seller shall have delivered or caused to be
delivered to Purchaser each of the documents specified in Section 2.5(b) hereof;

                           (e) Purchaser shall have received from Seller any
sales tax clearance certificate or similar clearances required by the State of Arizona and the province of Ontario, Canada or, if such tax clearance certificates are not available at the Closing, certificate(s) from such State and province taxing authorities certifying the payment by or on behalf of Seller of all sales taxes due on or prior to a date not more than 30 days prior to the Closing Date (it being agreed and understood that, notwithstanding the foregoing, if any tax clearances or certificates are not obtained prior to the Closing, Seller shall obtain such clearances or certificates after the Closing and shall be responsible for, and shall discharge in full, all liabilities and obligations therefor); and

                           (f) Purchaser shall have received from counsel to
Seller one or more legal opinions in form and substance customary for transactions of this type (including customary assumptions, qualifications and limitations) and reasonably acceptable to Purchaser.

                  Section 6.3 Conditions to Obligation of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, by Seller:

                           (a) The representations and warranties of Purchaser
contained in Article IV of this Agreement that are qualified by reference to materiality shall be true and correct in all respects, and the representations and warranties of Purchaser contained in Article IV of this Agreement that are not so qualified shall be true and correct in all material respects, at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

                           (b) Purchaser shall have performed or complied with
all agreements and covenants required to be performed or complied with by Purchaser under this Agreement at or prior to the Closing;

                           (c) Seller shall have received from Purchaser a
certificate, dated the Closing Date, duly executed by an executive officer of Purchaser, to the effect of Section 6.3(a) and Section 6.3(b) above; and

                           (d) Purchaser shall have delivered or caused to be
delivered to Seller each of the documents specified in Section 2.5(c) hereof.

                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

                  Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

                           (a) mutual written consent of Seller and Purchaser;

                           (b) either Seller or Purchaser, if the Closing shall
not have occurred on or before the date that is six months after the date hereof (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a party whose failure to perform its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

                           (c) either Seller or Purchaser, if a competent
Governmental Entity shall have issued a ruling, decree, order or injunction or taken any other action which, in any such case, permanently restrains, enjoins or prohibits the consummation of the transactions contemplated hereby and such ruling, decree, order, injunction or other action shall have become final and non-appealable; or

                           (d) either Seller or Purchaser (provided that the
terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations, warranties, covenants or agreements set forth in this Agreement on the part of the other party such that any of the conditions set forth in Article VI would not be satisfied, such breach has not been waived by the terminating party, and such breach has not been cured within 30 days following the terminating party's written notice of such breach to the other party.

                  Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of either party hereto or its Affiliates, directors, officers or stockholders, other than the provisions of Article IX and Section 7.2 hereof; provided, however, that nothing contained in this Section 7.2 shall relieve either party to this Agreement from liability to the other party for any breach of this Agreement.

                  Section 7.3 Amendment. This Agreement may be amended or modified at any time by Seller and Purchaser, but only by an instrument in writing signed by or on behalf of each of Seller and Purchaser.

                  Section 7.4 Extension; Waiver. At any time prior to the Closing, either party hereto may (i) extend the time for the performance of any of the obligations or acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of the other party contained herein or (iv) waive any condition to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by or on behalf of such party. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy.

                                  ARTICLE VIII

                            SURVIVAL; INDEMNIFICATION

                  Section 8.1 Survival Period. The representations and warranties of the parties contained in Articles III and IV hereof shall survive the Closing until the date that is 18 months following the Closing Date; provided, however, that the representations and warranties of Seller contained in Section 3.12 hereof shall survive the Closing until the date that is 90 days after the expiration of the applicable statute of limitations and the representations and warranties of Seller contained in Sections 3.1, 3.2, 3.11 and the first sentence of Section 3.7 hereof and of Purchaser contained in Sections 4.1, 4.2 and 4.5 hereof shall survive the Closing indefinitely. The period of time a representation or warranty survives the Closing pursuant to the preceding sentence shall be the "Survival Period" with respect to such representation or warranty. Except as otherwise provided in this Section 8.1, the parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Purchaser or Seller based upon any of the representations or warranties contained in Articles III and IV hereof after the applicable Survival Period. The covenants and agreements of the parties hereto contained herein shall survive in accordance with their respective terms, and this Section 8.1 shall not limit any covenant or agreement of the parties that contemplates performance after the Closing. Notice of any claim for indemnification under Sections 8.2(a)(i) or 8.2(b)(i) hereof shall be given within the applicable Survival Period, but if such claim has not been finally resolved by the expiration of such Survival Period, the representations and warranties that are the subject of such claim shall survive with respect to such claim until such claim is finally resolved.

                  Section 8.2 Indemnification. Subject to the terms and conditions set forth in this Article VIII, from and after the Closing:

                           (a) Seller shall defend, indemnify and hold harmless
Purchaser and its Affiliates and their respective directors, officers, equity holders, employees, agents and representatives and their respective heirs, successors and assigns (collectively, the "Purchaser Indemnified Parties") from and against any and all Losses that are directly or indirectly imposed on, suffered or incurred by any Purchaser Indemnified Party arising out of or relating to (i) any breach of any representation or warranty of Seller in
Article III of this Agreement, (ii) any failure to perform, or breach of, any covenant or agreement of Seller set forth in this Agreement or any of the Related Instruments, (iii) any of the Excluded Liabilities; or (iv) the ownership, use or enjoyment of any of the Conveyed Assets prior to the Closing.

                           (b) Purchaser shall defend, indemnify and hold
harmless Seller and its Affiliates and their respective directors, officers, equity holders, employees, agents and representatives and their respective heirs, successors and assigns (collectively, the "Seller Indemnified Parties") from and against any and all Losses that are directly or indirectly imposed on, suffered or incurred by any Seller Indemnified Party arising out of or relating to (i) any breach of any representation or warranty of Purchaser in Article IV of this Agreement, (ii) any failure to perform, or breach of, any covenant or agreement of

Purchaser set forth in this Agreement or any of the Related Instruments, (iii) any of the Assumed Liabilities or (iv) the ownership, use or enjoyment of any of the Conveyed Assets following the Closing.

                  Section 8.3 Indemnification Procedures. (a) All claims for indemnification by any party entitled to indemnification under this Article VIII (an "Indemnified Party") with respect to a third-party claim shall be asserted and resolved as set forth in this Section 8.3. In the event that any claim or demand by a third party for which a party hereto (the "Indemnifying Party") may be required to indemnify any Indemnified Party hereunder (a "Claim") is asserted against or sought to be collected from any such Indemnified Party by a third party, such Indemnified Party shall as promptly as practicable notify the Indemnifying Party in writing of such Claim, and such notice shall specify (to the extent known) in reasonable detail the amount of such Claim and any relevant facts and circumstances relating thereto (the "Claim Notice"); provided, however, that any failure to give such prompt notice shall not prejudice the Indemnified Parties' right to make a claim under this Article VIII, except to the extent that the rights of the Indemnifying Party are materially prejudiced thereby.

                           (b) The Indemnifying Party shall have 20 days from
delivery of the Claim Notice to notify the Indemnified Party whether or not the Indemnifying Party elects to defend the Indemnified Party against such Claim. In the event that the Indemnifying Party notifies the Indemnified Party that it elects to defend the Indemnified Party against such Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall control such defense at the Indemnifying Party's expense. After notice to the Indemnified Party of the Indemnifying Party's election to assume the defense of such Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless the Indemnifying Party fails to diligently pursue the defense of such Claim; provided that the Indemnified Party shall have the right to employ counsel to represent it if either (x) the Indemnified Party has available to it one or more defenses or counterclaims (which are inconsistent with or additional to those available to the Indemnifying Party and which the Indemnified Party intends to assert) and the Indemnified Party reasonably believes a material conflict of interest will arise if chosen counsel continues to represent both parties or (y) the use of counsel chosen by the Indemnifying Party would present such counsel with a material conflict of interest, and in any such event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, then the Indemnified Party shall defend such Claim by appropriate proceedings and shall control such defense, at the expense of the Indemnifying Party.

                           (c) The parties shall render to each other such
assistance as may reasonably be requested in order to insure the proper and adequate defense of any such Claim, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such Claim and giving the other party reasonable access to any books, records and other documents and information relating to the defense of such

Claim. The Indemnifying Party shall reimburse the out-of-pocket costs reasonably incurred by the Indemnified Party in providing such assistance.

                           (d) The Indemnifying Party will not consent to the
entry of any judgment or enter into any settlement with respect to a Claim without the prior written consent of the Indemnified Party, unless the judgment or settlement (x) involves only the payment of money damages and (y) includes as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of the Claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to a Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

                  Section 8.4 Qualifications on Liability. (a) In no event shall Seller be liable for indemnification pursuant to Section 8.2(a)(i) unless and until the aggregate amount of all Losses that are imposed on, suffered or incurred by the Purchaser Indemnified Parties thereunder exceeds $500,000 (the "Deductible Amount"), in which case Seller's indemnification obligation shall only extend to the amount of such Losses in excess of the Deductible Amount; provided, however, that, notwithstanding the foregoing, any Losses that are imposed on, suffered or incurred by any of the Purchaser Indemnified Parties arising out of or relating to any breach of the representation contained in the last sentence of Section 3.8 shall not be subject to the Deductible Amount; provided, further, that Seller shall not be required to make payments for indemnification pursuant to Section 8.2(a)(i) in an aggregate amount in excess of $20,000,000.

                           (b) In no event shall Seller's aggregate obligation
to indemnify the Purchaser Indemnified Parties pursuant to Sections 8.2(a)(i) and 8.2(a)(ii) exceed an amount equal to the Purchase Price. Seller's obligation to indemnify the Purchaser Indemnified Parties pursuant to Sections 8.2(a)(iii) and 8.2(a)(iv) shall not be limited in terms of dollar amount.

                           (c) In no event shall Purchaser be liable for
indemnification pursuant to Section 8.2(b)(i) unless and until the aggregate amount of all Losses that are imposed on, suffered or incurred by the Seller Indemnified Parties thereunder exceeds $500,000, in which case Purchaser's indemnification obligation shall only extend to the amount of such Losses in excess of $500,000; provided, however, that Purchaser shall not be required to make payments for indemnification pursuant to Section 8.2(b)(i) in an aggregate amount in excess of $20,000,000.

                           (d) In no event shall Purchaser's aggregate
obligation to indemnify the Seller Indemnified Parties pursuant to Sections 8.2(b)(i) and 8.2(b)(ii) exceed an amount equal to the Purchase Price. Purchaser's obligation to indemnify the Seller Indemnified Parties pursuant to Sections 8.2(b)(iii) and 8.2(b)(iv) shall not be limited in terms of dollar amount.

                           (e) The amount of any Losses for which
indemnification is provided under this Article VIII shall be net of any amount actually recovered by the Indemnified Party under insurance policies with respect to such Losses.

                           (f) The provisions of this Article VIII shall be the
sole remedies of the parties with respect to the matters herein.ARTICLE IX

                                   ARTICLE IX

                                  MISCELLANEOUS

                  Section 9.1 Notices. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (w) when delivered in person, (x) upon confirmation of receipt when transmitted by facsimile transmission, (y) on receipt after dispatch by registered or certified mail, postage prepaid, or (z) on the next Business Day if transmitted by national overnight courier, addressed in each case as follows (or to such other address which has been delivered in accordance with this Section 9.1):

                           (a)      if to Purchaser, to:

                                    Superior Essex Communications LLC
                                    150 Interstate North Parkway
                                    Atlanta, Georgia 30339
                                    Facsimile: (770) 657-6218
                                    Attention: Justin F. Deedy, Jr.

                                    with a copy to:

                                    Superior Essex Inc.
                                    210 Interstate North Parkway
                                    Atlanta, Georgia 30339
                                    Facsimile: (770) 657-6892
                                    Attention: General Counsel

                                    and:

                                    Proskauer Rose LLP
                                    1585 Broadway
                                    New York, New York 10036-8299
                                    Facsimile: (212) 969-2900
                                    Attention: Jack P. Jackson, Esq.

                           (b)      if to Seller, to:

                                    Belden Inc.
                                    7701 Forsyth Boulevard, Suite 800

                                    St. Louis, Missouri 63105
                                    Facsimile: (314) 854-8001
                                    Attention: General Counsel

                                    with a copy to:

                                    Belden Communications Company
                                    505 North 51st Avenue
                                    Phoenix, Arizona 85043
                                    Facsimile: (602) 233-5782
                                    Attention: Robert Matz, President

                  Section 9.2 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  Section 9.3 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

                  Section 9.4 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Seller Disclosure Letter, the Related Instruments and the Confidentiality Agreement, dated as of December 9, 2003, between Belden Inc. and Purchaser constitute the entire agreement of the parties hereto, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  Section 9.5 Fees and Expenses. Regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the Related Instruments, except as otherwise expressly provided herein; provided, however, that the parties shall share equally the fees for any filings required to be made under the HSR Act in connection with the transactions contemplated hereby, but Seller's liability therefor shall not exceed $22,500; provided, further, that if the transactions contemplated hereby are not consummated, the fees for any such filings required to be made under the HSR Act shall be borne solely by Purchaser.

                  Section 9.6 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of New York located in New York County and of the United States

District Court for the Southern District of New York, as well as any courts of appeal therefrom, for any litigation arising out of or relating to this Agreement, any of the Related Instruments or any of the transactions contemplated hereby or thereby. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of or relating to this Agreement, any of the Related Instruments or any of the transactions contemplated hereby or thereby in the courts of the State of New York located in New York County and of the United States District Court for the Southern District of New York, as well as any courts of appeal therefrom, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by Law.

                  Section 9.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE RELATED INSTRUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                  Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by either of the parties hereto, in whole or in part, without the prior written consent of the other party hereto (which shall not be unreasonably withheld), and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void. Notwithstanding anything in this
Section 9.8 to the contrary, Purchaser may assign all of its rights hereunder as collateral security pursuant to any credit agreement, credit facility or financing arrangement utilized in whole or in part by Purchaser to fund the Purchase Price and, from and after the Closing, Seller may assign all of its rights hereunder as collateral security pursuant to any credit agreement, credit facility or financing arrangement it may enter into.

                  Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as expressly provided herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  Section 9.10 Interpretation. In the event of an ambiguity or question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                  Section 9.11 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Law.

                  Section 9.12 Bulk Sales Laws. Purchaser waives compliance by Seller with any bulk sales or similar Laws applicable to the transactions contemplated hereby.

                  Section 9.13 Guarantee by Belden Inc. Belden Inc. hereby irrevocably guarantees to Purchaser and the Purchaser Indemnified Parties the punctual payment of all sums, and the punctual performance of all obligations, by Seller hereunder, without deduction for any right of recourse, defense, counterclaim, offset or setoff. This is an absolute, unconditional and unlimited guarantee of payment and performance and may be proceeded upon by Purchaser or any Purchaser Indemnified Party before taking any action against Seller or after any action against Seller has been commenced.

                  Section 9.14 Guarantee by Superior Essex Inc. Superior Essex Inc. hereby irrevocably guarantees to Seller and the Seller Indemnified Parties the punctual payment of all sums, and the punctual performance of all obligations, by Purchaser hereunder, without deduction for any right of recourse, defense, counterclaim, offset or setoff. This is an absolute, unconditional and unlimited guarantee of payment and performance and may be proceeded upon by Seller or any Seller Indemnified Party before taking any action against Purchaser or after any action against Purchaser has been commenced.

                  IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

                                    SUPERIOR ESSEX COMMUNICATIONS LLC

                                    By: SUPERIOR ESSEX HOLDING CORP.

                                    By: /s/Justin F. Deedy, Jr.
                                        ----------------------------------------
                                        Name: Justin F. Deedy, Jr.
                                        Title: Vice President

                                    BELDEN COMMUNICATIONS COMPANY

                                    By: /s/Richard K. Reece
                                        ----------------------------------------
                                        Name: Richard K. Reece
                                        Title: Vice President

                                    BELDEN (CANADA) INC.

                                    By: /s/Richard K. Reece
                                        ----------------------------------------
                                        Name: Richard K. Reece
                                        Title: Treasurer

Acknowledged and agreed with respect to Section 9.13:

BELDEN INC.

By: /s/Richard K. Reece
    --------------------------------------------
    Name: Richard K. Reece
    Title: Vice President, Finance and Chief Financial Officer

Acknowledged and agreed with respect to Section 9.14:

SUPERIOR ESSEX INC.

By: /s/Justin F. Deedy, Jr.
    ---------------------------------------------
    Name: Justin F. Deedy, Jr.
    Title: Executive Vice President